Exhibit 99.1
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[NextWave Wireless Inc. Logo]

Press Release

NextWave Wireless Retains Deutsche Bank and UBS to Explore the Sale of Its Wireless Spectrum Holdings in the U.S.

                 Company's AWS, WCS, and EBS/BRS Licenses Cover
                      Over 251 Million People in the U.S.

SAN DIEGO--(BUSINESS WIRE)--April 23, 2008--NextWave Wireless Inc. (NASDAQ:
WAVE), a global provider of advanced mobile multimedia and wireless broadband technologies, announced that it has retained Deutsche Bank and UBS Investment Bank to explore the sale of its extensive spectrum holdings in the United States. NextWave's U.S. spectrum footprint covers over 251 million people, or pops, in the United States and includes major markets such as New York, Los Angeles, Chicago, San Francisco, Boston, Philadelphia, Denver, Houston, and Detroit. The company's holdings include licenses and lease rights for a total of
4.7 billion MHz/pops of spectrum comprised of 154 Advanced Wireless Service ("AWS") licenses in the 1.7/2.1 GHz band, 30 Wireless Communication Service ("WCS") licenses in the 2.3 GHz band, and 39 Educational Broadband Service ("EBS") and Broadband Radio Service ("BRS") licenses and spectrum leases in the
2.5 GHz band.

"Since the completion of the recent 700 MHz auction, we have received multiple offers for our U.S. spectrum assets. Given our continued success in developing highly differentiated wireless broadband and multimedia-enabled products, we no longer view our spectrum holdings as critical to reaching our product sales objectives, and believe that now is the perfect time for us to sell these valuable assets while network operators are trying to finalize their band plans and spectrum holdings for their continuing 3G and planned 4G rollouts," said Allen Salmasi, chief executive officer and president of NextWave Wireless. "Monetizing the value of our substantial spectrum assets would allow us to further strengthen our balance sheet, retire debt, and continue the commercial introduction of a wide range of innovative wireless broadband and multimedia solutions such as our high-performance WiMAX and RFIC chipsets, advanced multi-mode, multi-band TD-CDMA, WiMAX and LTE enabled base station platforms, breakthrough MXtv(TM) and TDtv(TM) mobile television systems, highly advanced mobile multimedia software solutions and platforms that we are now bringing into commercial deployments globally with many of the largest mobile operators and device manufactures in the world."

Summary details of NextWave's U.S. spectrum licensed portfolio are contained in the table below.

                                   AWS            WCS      EBS/BRS    Total

Frequency Band              1.7 GHz / 2.1 GHz   2.3 GHz    2.5 GHz
Licensed Pops (millions)          62.2           209.8      34.4      251.0
MHz-Pops (millions)               946.8         2,807.2     972.3    4,726.3
Number of Licenses                 154            30         22        206
Number of Leases                    0              0         17        17

"NextWave's spectrum holdings are highly suitable for mobile operators who need to enhance the coverage, capacity, and performance of their existing 3G and future 4G wireless networks," said Edward Dunn, a Managing Director with the Media & Telecom Group at Deutsche Bank. "We view NextWave's AWS spectrum as highly complementary to other AWS spectrum holders, especially mobile operators who are now in the process of deploying networks in this band. In addition, since many WiMAX and LTE networks are planned to be deployed in the 2.3 GHz and
2.5 GHz - 2.7 GHz bands globally, we believe that the company's New York EBS/BRS

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spectrum represents one of the more valuable markets in the 2.5 GHz band while their extensive WCS footprint should attract interest from both national and regional mobile operators."

"We look forward to working with NextWave to maximize the value of their U.S. spectrum assets. The recently concluded 700 MHz band auction once again demonstrated that licensed spectrum remains a highly valuable asset in the United States," said Davis Terry, Co-Chairman of Global Telecom at UBS Securities. "We believe that NextWave's North American spectrum holdings represent an asset that will be highly complementary with the current or planned spectrum holdings of a number of mobile operators and new entrants who are planning to extend their 3G coverage or acquire spectrum for their 4G roll-outs."

Various 3G and 4G networks have already been deployed in the AWS, WCS and EBS/BRS bands globally. These initial 4G networks have generally been implemented in a single frequency band. To provide for sufficient spectrum depth to handle bandwidth-intensive 4G applications the company believes that operators may need to combine multiple frequency bands. For this reason, NextWave has developed and demonstrated an advanced RFIC that enables the implementation of any combination of AWS, WCS, and EBS/BRS bands in end-user devices that support device implementations for TDD and/or FDD operations based on IEEE 802.16e (WiMAX), 3GPP Release 7 (UMTS) and 3GPP Release 8 (LTE). Another RFIC from NextWave, with expected availability in 2008, has been designed to support a combination of bands from 700 MHz to 3.8 GHz.

In the first quarter of 2008, NextWave announced an exciting lineup of important new products including its second-generation WiMAX baseband chip and matched RFIC, its breakthrough MXtv mobile TV system which provides WiMAX operators the ability to deliver up to 45 high-quality broadcast channels in 10 MHz of spectrum using their existing WiMAX spectrum and radio access network, and its LTE roadmap which includes an LTE-enabled version of its advanced V5 base station. NextWave also announced that T-Mobile and Orange will launch a commercial pilot of its advanced TDtv mobile television system in London later this year. Also during the first quarter, NextWave's PacketVideo subsidiary announced its match-box sized Telly(TM) mobile broadcast receiver that can turn any Wi-Fi enabled device into a mobile TV.

There is no assurance that the sale of any NextWave licenses will occur, and any such sales will be subject to final approval by the Federal Communications Commission.


About NextWave Wireless

NextWave Wireless Inc. (Nasdaq: WAVE) is engineering the future of mobility by providing next-generation mobile multimedia and wireless broadband technologies to the world's leading mobile handset manufacturers, consumer electronics manufacturers and wireless service providers. From mobile television and mobile broadband systems to semiconductors and device-embedded mobile multimedia software that can be found in more than 220 million handsets around the globe, NextWave is evolving the way consumers experience mobile multimedia content. For more information visit NextWave at www.nextwave.com.


Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" for purposes of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. There can be no assurances that forward-looking statements will be achieved, and actual events or results could differ materially from the events or results predicted by such statements. Important factors that could cause actual events or results to differ materially are discussed in greater detail in the filings of NextWave with the Securities and Exchange Commission. All such documents are available through the SEC's website at www.sec.gov. NextWave makes no commitment to update any forward-looking statements in order


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to reflect subsequent changes in events or circumstances except as may be required pursuant to applicable law.


CONTACT: NextWave Wireless Media Relations:
Ruder Finn
Chris Fallon, 917-974-1667
fallonc@RuderFinn.com

or

NextWave Wireless
Suzanne McCormac, + 1 (415) 577-9135
smccormac@nextwave.com


























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